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                     June 13, 2023

       Kathleen Valiasek
       Chief Financial Officer
       Local Bounti Corporation
       400 W. Main St.
       Hamilton, MT 59840

                                                        Re: Local Bounti
Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-40125

       Dear Kathleen Valiasek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services